Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Discovers COB1 Gene for Early-Onset Obesity

- Mutation in Insulin-Signaling Gene May be Responsible for Overeating in Children -

Salt Lake City, September 29, 2005 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has made an exciting discovery for the future differential diagnosis and treatment of childhood obesity.

Myriad researchers, investigating the genetic differences between DNA samples from approximately 200 individuals with early-onset obesity and a similar number of normal weight subjects, found a striking difference in the variations between these groups. Those with hyperphagia, an overeating disorder, had a high frequency of mutation in a particular gene. This gene, named COB1 by Myriad, is the first common gene mutation to be associated with childhood obesity. It was previously known to be involved in the regulation of insulin signaling, but was not known to be associated with hyperphagia.

Individuals with early-onset obesity have a markedly increased risk for type 2 diabetes, a disease that has reached epidemic proportions in the US. The COB1 gene has potential as a drug target to treat childhood hyperphagia and may also have significant value as a differential diagnostic in identifying the exact cause from among a broad range of issues in childhood obesity.

The COB1 gene was discovered utilizing a novel proprietary technology developed by Myriad's geneticists to advance traditional positional cloning, the technique used in the 1990s to discover genes such as BRCA1 and BRCA2 for breast cancer and ovarian cancer. This new technology has proved to be a quantum leap, in terms of efficiency of resources and time. Productivity has dramatically increased while the cost of discovering a gene involved in a complex disease such as obesity has plummeted.

"Myriad's new discovery technology has identified a group of genes that are highly significant in the development of several important diseases such as obesity, type II diabetes and autoimmune disorders," said Jerry Lanchbury, Ph.D., Executive Vice President of Research at Myriad Genetics, Inc. "COB1 is one such gene that we feel has good potential to lead to a commercial product. We are now working on developing our understanding of the biological function of the gene and its mode of action."

Certain aspects of the biology of COB1 are already known. It has a prominent role in the regulation of insulin signaling. In the brain, insulin acts on certain neurons to inhibit food intake. Mutations in COB1 may alter this signaling and promote abnormal eating behavior.

The association of COB1 with hyperphagia was discovered with genomic DNA from a large number of individuals. This DNA is combined in equal amounts into a pool and hybridized to a high-density Single Nucleotide Polymorphism (SNP) array. Each one of 100,000 different SNPs, representing parts of genes in the human genome, is analyzed for its relative proportion of hybridized DNA and compared to the total amount in the pool. This provides a quantitative frequency of each gene in the disease samples when compared with known controls. When one gene frequency is over-represented or under-represented by a sufficient margin, a disease association can be proposed. Further testing of the samples individually confirms the association. In the case of COB1, the association is highly robust (p=0.0000004).

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to,the possibility that the mutation in the insulin-signaling gene may be responsible for overeating in children; the association of the COB1 gene with childhood obesity; the potential of the COB1 gene as a drug target to treat childhood hyperphagia and the significant value COB1 may have as a differential diagnostic in identifying the exact cause from a broad range of issues in childhood obesity; the identification of a group of genes that are highly significant in the development of several important diseases; the potential of the COB1 gene to lead to a commercial product; the development of the Company's understanding of the biological function of the gene and its mode of action; and the ability of mutations in COB1 to alter insulin signaling and promote abnormal eating behavior. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005. All information in this press release is as of September 29, 2005, and Myriad undertakes no duty to update this information unless required by law.